Exhibit 5.1

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

June 5, 2003

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103-7590

Re: PMA Capital Corporation - Registration Statement on Form S-3 (Registration No. 333-84764)

Ladies and Gentlemen:

        We have acted as counsel to PMA Capital Corporation, a Pennsylvania corporation (the “Company”), PMA Capital Trust I and PMA Capital Trust II, each a statutory trust created under the Business Trust Act of the State of Delaware (collectively, the “Trusts”) in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-84764) and the Prospectus, dated July 19, 2002, included therein (the “Registration Statement”) which was filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of the sale by the Company from time to time of up to $250,000,000 in the aggregate of: (i) the Company’s Class A Common Stock, par value $5.00 per share (the “Common Stock”); (ii) the Company’s Preferred Stock, par value $.01 per share (the “Preferred Stock”); (iii) senior and subordinated debt securities, including debt securities convertible into other securities of the Company registered under the 1933 Act under the Registration Statement (collectively, the “Debt Securities”); (iv) depositary shares representing fractional interests in the Common Stock and the Preferred Stock; (v) warrants to purchase Common Stock, warrants to purchase Preferred Stock and warrants to purchase Debt Securities; (vi) stock purchase contracts to purchase Common Stock (the “Stock Purchase Contracts”); (vii) stock purchase units representing ownership of Stock Purchase Contracts, Debt Securities, Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury Securities; (viii) preferred securities (the “Preferred Securities”) of the Trusts; and (ix) guarantees of the Preferred Securities by the Company, and the related Prospectus Supplement, dated May 29, 2003 (the “Prospectus Supplement”), filed pursuant to Rule 424(b) under the 1933 Act on June 2, 2003 in connection with the issuance by the Company of $50,000,000 aggregate principal amount of its

PMA Capital Corporation
June 5, 2003

8.50% Monthly Income Senior Notes due 2018 (the “Senior Notes”) issued under a Senior Indenture, dated as of October 21, 2002, between the Company and U.S. Bank National Association (successor to State Street Bank and Trust Company) (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 21, 2002, and the Second Supplemental Indenture, dated as of June 5, 2003, each between the Company and the Trustee.

        We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Senior Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, instruments, and corporate records and such certificates or comparable documents of public officials and officers and representatives of the Company, have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. In rendering this opinion, we have assumed the legal capacity of all natural persons, the authenticity of all documents presented to us as originals, the conformity with the originals of all documents presented to us as copies and the genuineness of all signatures.

        Based upon and subject to the foregoing, we are of the opinion that the Senior Notes, when issued, will be binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’rights generally and by the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law).

        We hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to this firm under the caption “Legal Matters”in the Prospectus Supplement.

                             Sincerely,

                             /s/ Ballard Spahr Andrews &Ingersoll, LLP